                                  SCHEDULE 14A
                                  ------------
                                 (RULE 14A-101)
                                 --------------
                    INFORMATION REQUIRED IN PROXY STATEMENT
                    ---------------------------------------
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-12
                                         -----------

                              STRYKER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                               STRYKER CORPORATION
                                  P.O. BOX 4085
                         KALAMAZOO, MICHIGAN 49003-4085



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 19, 2000

           The Annual Meeting of Stockholders of Stryker Corporation will be held on Wednesday, April 19, 2000, at 2:00 p.m., at the Radisson Plaza Hotel at The Kalamazoo Center, Kalamazoo, Michigan, for the following purposes:

           1. To elect seven directors;

           2. To consider and act upon an amendment to the Company's Restated Articles of Incorporation, as amended, to increase the authorized Common Stock to 500,000,000 shares; and

           3. To transact such other business as may properly come before the meeting.

           All stockholders are cordially invited to attend the meeting. Only holders of record of Common Stock at the close of business on February 29, 2000 are entitled to notice of and to vote at the meeting. If you attend the meeting, you may vote in person if you wish, even though you previously have returned your proxy.

           A copy of the Company's 1999 Annual Report is enclosed.

                       STOCKHOLDERS ARE URGED TO COMPLETE,
                      DATE AND SIGN THE ENCLOSED PROXY AND
                     RETURN IT IN THE ACCOMPANYING ENVELOPE



                                                      David J. Simpson,
                                                      Secretary


March 17, 2000

                               STRYKER CORPORATION
                                  P.O. BOX 4085
                         KALAMAZOO, MICHIGAN 49003-4085

                                 PROXY STATEMENT

           This proxy statement is furnished in connection with the solicitation by the Board of Directors of Stryker Corporation of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Wednesday, April 19, 2000, and at all adjournments thereof. The solicitation will begin on or about March 17, 2000.

           All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with such specification. If no choice is specified, the proxies will be voted FOR the election of the seven nominees named under "Election of Directors," unless authority to do so is withheld with respect to one or more of such nominees, and FOR the proposed amendment to the Restated Articles of Incorporation, as amended (the "Restated Articles") to increase the authorized Common Stock. A stockholder may revoke a proxy at any time prior to the voting thereof.

           Brokers holding shares of Common Stock for beneficial owners must vote those shares according to specific instructions they receive from the owners. If instructions are not received, brokers may vote those shares at their discretion. Directors will be elected by a plurality of the votes cast at the meeting. Votes that are withheld with respect to the election of directors will be excluded entirely from the calculation and will have no effect on the outcome. Abstentions and broker non-votes will have the same effect as a vote against the proposal to increase the authorized Common Stock. In addition, a proxy will be voted in the discretion of the proxyholders with respect to such other business as may properly come before the meeting.

           There were outstanding as of the close of business on February 29, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, _________ shares of Common Stock of the Company. Each share is entitled to one vote on each matter brought before the meeting.

           Any proposal that a stockholder may desire to present to the 2001 Annual Meeting must be received by the Company at the above address on or prior to November 17, 2000 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy for such meeting.

                      BENEFICIAL OWNERSHIP OF MORE THAN 5%
                         OF THE OUTSTANDING COMMON STOCK

           As used in this proxy statement, "beneficial ownership" means the sole or shared power to direct the voting and/or disposition of shares of Common Stock. In addition, a person is deemed to have beneficial ownership of any shares of Common Stock that such person has the right to acquire within 60 days.

           The following table sets forth certain information, as of December 31, 1999 unless otherwise indicated, with respect to the beneficial ownership of Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.


NAME AND ADDRESS                                                      PERCENT OF
OF BENEFICIAL OWNER                                NUMBER OF SHARES     CLASS
-------------------                                ----------------     -----

Advisory Committee for the Stryker Trusts(1)......    31,434,962        32.3%
490 West South Street
Kalamazoo, Michigan 49007

W.P. Stewart & Co., Ltd.(2) ......................    10,096,501        10.4%
Trinity Hall
43 Cedar Avenue
Hamilton HM12 Bermuda


(1)        Based solely upon information as of December 31, 1999 contained in a
           Schedule 13G amendment, dated February 3, 2000, filed with the Securities and Exchange Commission. Under the terms of the trust agreement establishing certain trusts for the benefit of members of the Stryker family (the "Stryker Trusts"), an Advisory Committee, consisting of Patricia A. Short, Jon L. Stryker, Ronda E. Stryker, Gerard Thomas and Elizabeth S. Upjohn-Mason, has full voting and disposition power with respect to 22,850,100 shares of Common Stock owned by the Stryker Trusts. Ronda E. Stryker is currently a director of the Company. A majority vote of the Advisory Committee is necessary with respect to matters regarding the shares of Common Stock held in the Stryker Trusts, including voting and disposition. Members of the Advisory Committee beneficially own in the aggregate an additional 8,584,862 shares of Common Stock in their individual or other capacities as to which they have sole voting and disposition power, except for 451,220 shares as to which Mrs. Upjohn-Mason has shared voting and disposition power.

(2)        Based solely upon information as of December 31, 1999 contained in a
           Schedule 13G, dated February 4, 2000, filed with the Securities and Exchange Commission. According to the Schedule 13G, W.P. Stewart & Co., Ltd., an investment adviser, has the sole power to make investment decisions, including voting and disposition, with respect to such shares for many unrelated clients but has no economic interest in such shares.

                       BENEFICIAL OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information with respect to the ownership of shares of Common Stock by the current directors of the Company, all of whom are standing for reelection, the Named Executives (including Mr. Elenbaas, who resigned as an officer of the Company effective September 30,
1999) referred to under the caption "Executive Compensation" and all executive officers and directors of the Company as a group.

                                                                     NUMBER OF SHARES AND
                                                                      PERCENT OF CLASS OF
                                                                      COMMON STOCK OF THE
                                                                         COMPANY OWNED
                                                                      BENEFICIALLY AS OF
NAME                                                                  JANUARY 31, 2000(1)
----                                                                  -------------------
John W. Brown .....................................................      4,763,378(4.9%)
Howard E. Cox, Jr. ................................................        198,600
Ronald A. Elenbaas ................................................        364,472
Donald M. Engelman, Ph.D. .........................................         56,800
Jerome H. Grossman, M.D. ..........................................         67,400
Stephen Si Johnson ................................................        183,040
William T. Laube ..................................................        388,590
John S. Lillard ...................................................        149,420
Edward B. Lipes ...................................................        176,830
William U. Parfet .................................................         26,400
David J. Simpson ..................................................        381,390
Ronda E. Stryker ..................................................     25,234,320(26.0%)(2)
Executive officers and directors as a group (18 persons)...........     32,180,240(32.8%)(2)

(1) Except for the shared beneficial ownership of 22,850,100 shares of Common Stock attributed to Ms. Stryker as a member of the Advisory Committee for the Stryker Trusts, all as more fully set forth above under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock," such persons hold sole voting and disposition power with respect to the shares shown in this column. Includes 242,000 shares for Mr. Brown, 26,400 shares for Mr. Cox, 56,000 shares for Mr. Elenbaas, 54,400 shares for Dr. Engelman, 26,400 shares for Dr. Grossman, 66,000 shares for Mr. Johnson, 117,000 shares for Mr. Laube, 12,000 shares for Mr. Lillard, 116,000 shares for Mr. Lipes, 6,400 shares for Mr. Parfet, 128,000 shares for Mr. Simpson, 4,000 shares for Ms. Stryker and 997,200 shares for executive officers and directors as a group that may be acquired within 60 days after January 31, 2000 upon exercise of options. Does not include _______ shares of Common Stock owned by the Company's Savings and Retirement Plan that are voted as directed by the Company except in the case of certain non-routine matters that do not include the election of directors and the increase in the authorized Common Stock, as to which the individual participants, including executive officers, may give voting instructions. Such number of shares does not exceed [3,000] in the case of any executive officer. Ownership percentages representing less than one percent of the class outstanding have been omitted.

(2) Includes the shared beneficial ownership of 22,850,100 shares of Common Stock held in the Stryker Trusts and attributed to Ms. Stryker as a member of the Advisory Committee for the Stryker Trusts, all as more fully set forth above under "Beneficial Ownership of More Than 5% of the Outstanding Common Stock." 7,616,700 of the shares in the Stryker Trusts are held for the benefit of Ms. Stryker.

                              ELECTION OF DIRECTORS

         Seven directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. All of the nominees listed below are currently members of the Board of Directors. The nominees for directors have consented to serve if elected and the Company has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board of Directors. Should additional persons be nominated for election as directors, the seven persons receiving the greatest number of votes shall be elected.

         The following information respecting the nominees has been furnished by them.

NAME, AGE, PRINCIPAL POSITION                                           DIRECTOR
AND OTHER INFORMATION                                                     SINCE
---------------------                                                     -----

JOHN W. BROWN, age 65.................................................     1977
   Chairman of the Board, since January 1981, and President and Chief Executive Officer of the Company, since
   February 1977. Also a director of Lunar Corporation, a medical products company, National City Corporation, a bank, Arthur D. Little, Inc., an international management consulting company, the American Business Conference, an association of mid-size growth companies, the Health
   Industry Manufacturers Association and the Food and Drug
   Law Institute.

HOWARD E. COX, JR., age 56............................................     1974
   Co-Managing Partner of Greylock Capital Limited
   Partnership, since February 1987, a General Partner of
   Greylock Partners & Co., Greylock Ventures Limited
   Partnership and Greylock Investments Limited Partnership, venture capital limited partnerships, since January 1979, May 1983, and January 1985, respectively, and affiliated with Greylock Management Corporation, an investment services organization, since August 1971.

DONALD M. ENGELMAN, PH.D., age 59.....................................     1989
   Eugene Higgins Professor of Molecular Biophysics and
   Biochemistry, Yale University, since 1979, with assignment to Yale College, the Graduate School and the Medical School. Director of the Division of Biological
   Sciences, Yale University, since September 1999. Member,
   National Academy of Science, since April 1997.

JEROME H. GROSSMAN, M.D., age 60......................................     1982
   Chairman and CEO of Lion Gate Management Corporation, which serves as a holding company for a group of endeavors to advance the health care delivery system, since 1999. Also, Chairman Emeritus of New England
   Medical Center, Inc., since 1995, and Fellow, Harvard
   University, Kennedy School of Government, since 1996.
   From 1995 to 1999, Chairman and Chief Executive Officer of Health Quality Inc., a corporation that developed and marketed health outcomes products and services. Prior to 1995, Chairman of the Board and Chief Executive Officer of New England Medical Center, Inc., from 1984, and
   President of New England Medical Center Hospitals from
   1979 to 1984. Also Chairman, Federal Reserve Bank of
   Boston until 1997, a director of Arthur D. Little, Inc., an international management consulting company,
   Landacorp, Inc., a developer of medical software for managed care organizations and hospitals, and a trustee of Wellesley College.

NAME, AGE, PRINCIPAL POSITION                                           DIRECTOR
AND OTHER INFORMATION                                                     SINCE
---------------------                                                     -----

JOHN S. LILLARD, age 69...............................................     1978
   Chairman of Wintrust Financial Corporation, a bank holding company, since May 1998. Prior thereto, Corporate
   Director and Consultant from January 1996 to April 1998 and Chairman-Founder of JMB Institutional Realty Corp., a registered real estate investment advisory firm, from January 1992 to December 1995, and President thereof from
   April 1979 to January 1992. Also a director of Cintas
   Corporation, a uniform rental and manufacturing corporation, and Lake Forest Bank and Trust, a bank.

WILLIAM U. PARFET, age 53.............................................     1993
   Co-Chairman of MPI Research, a drug safety and pharmaceutical development company, since January 1996.
   Prior thereto, President and Chief Executive Officer of
   Richard-Allan Medical Industries, Inc., a manufacturer of medical products, from October 1993. Prior thereto, Vice
   Chairman of the Board of The Upjohn Company, a manufacturer of pharmaceutical, chemical and agricultural products, April 1992 to September 1993, President thereof from January 1991 to April 1992 and Executive Vice
   President from January 1989 to January 1991. Also a director of Pharmacia & Upjohn, Inc., a pharmaceutical and healthcare company, CMS Energy Corporation, a global utility and energy company, and Sybron International Corp., a dental and laboratory supply company.

RONDA E. STRYKER, age 45..............................................     1984
   Granddaughter of the founder of the Company and daughter of the former President of the Company. Also Vice
   Chairman and a director of Greenleaf Trust, a bank, a director of the Kalamazoo Foundation and a trustee of Kalamazoo College and Spelman College.

          The Board of Directors has designated from among its members an Audit Committee which has general charge of the review of the Company's financial and accounting practices and controls. It also meets with the Company's independent accountants to determine the scope of the annual audit and review the reports and recommendations of such accountants on the results of such audit. The Audit Committee, which currently consists of Mr. Parfet (Chairman), Dr. Engelman, Dr. Grossman and Mr. Lillard, met twice during 1999. The Board of Directors has also designated a Compensation Committee, which currently consists of Ms. Stryker (Chairman), Mr. Cox and Mr. Parfet, and a Stock Option Committee, which currently consists of Ms. Stryker (Chairman) and Mr. Lillard. The duties of these committees are described below under "Executive Compensation -- Report of Compensation and Stock Option Committees on Executive Compensation." The Board of Directors has not designated a nominating committee or other committee performing a similar function. Such matters are discussed by the Board as a whole.

                              DIRECTOR COMPENSATION

          The Board of Directors held six meetings during 1999 and acted once by unanimous written consent. All of the directors attended more than 75% of the total meetings of the Board and all committees of which they were members in 1999. Directors who are not employees received directors' fees of $3,000 for each Board meeting attended and a fixed annual fee of $27,500. Directors who are also members of committees of the Board received a fee of $1,750 per day for committee meetings attended if such meetings were held on the same day as a Board meeting and $3,000 per day if such meetings were held on a day on which there was not a Board meeting. During 1999, each director was granted an option under the Company's 1998 Stock Option Plan (the "Plan") to purchase 5,000 shares of the Company's Common Stock. The Company also makes $50,000 of group life insurance available to its outside directors. In addition, Mr. Cox and Dr. Grossman consult with the Company with respect to long-range planning. Mr. Cox and Dr. Grossman each received $15,000 for these services in 1999. Also, $79,800 was paid to Dr. Engelman in 1999 as a consultant to the Company on its bone growth project.

                             EXECUTIVE COMPENSATION

GENERAL

          Set forth below is certain summary information with respect to the compensation of the Company's Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer (based on amounts reported as salary and bonus for 1999) who were serving as executive officers at December 31, 1999 and Mr. Elenbaas (the "Named Executives").

                           SUMMARY COMPENSATION TABLE


                                                                                                   LONG TERM
                                                                                                 COMPENSATION
                                                                                                    AWARDS
                                                                                                    ------
                                                                                                   SHARES OF
                                                                         ANNUAL COMPENSATION     COMMON STOCK   ALL OTHER
                                                                         -------------------      UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION                                  YEAR      SALARY($)      BONUS($)    OPTIONS(#)     ($)(1)
---------------------------                                  ----      ---------      --------    ----------     ------
John W. Brown..........................................      1999       700,000        700,000       50,000      154,000
   Chairman of the Board, President and                      1998       600,000        700,000       40,000      121,000
   Chief Executive Officer                                   1997       550,000        500,000      200,000      110,000

Ronald A. Elenbaas.....................................      1999       400,000        350,000       50,000       96,250
   Vice President;                                           1998       335,000        475,000       40,000       69,850
   Group President, MedSurg (2)                              1997       310,000        300,000       40,000       61,050

Stephen Si Johnson.....................................      1999       236,743        200,000       30,000       45,268
   Vice President; Group President, MedSurg


William T. Laube.......................................      1999       325,000        200,000       25,000       55,000
   Vice President; President,                                1998       300,000        175,000       30,000       51,150
   Stryker Pacific Limited                                   1997       275,000        165,000       25,000       46,750

Edward B. Lipes........................................      1999       375,000        350,000       50,000       71,500
   Vice President; Group President,                          1998       325,000        275,000       40,000       57,750
   Howmedica Osteonics                                       1997       300,000        200,000       40,000       55,000

David J. Simpson.......................................      1999       360,417        375,000       50,000       75,396
   Vice President, Chief Financial Officer                   1998       327,500        325,000       40,000       64,625
   and Secretary                                             1997       299,583        260,000       40,000       57,704

(1) Represents the Company's contributions, including matching of voluntary contributions by such person, under its 401(k) plan and its supplemental deferred compensation plan.

(2) Mr. Elenbaas resigned as Vice President of the Company and Group President of the Company's MedSurg Division effective September 30, 1999. Pursuant to an agreement entered into at that time, Mr. Elenbaas will continue to be employed as an advisor to the Company's Chief Executive Officer and Board of Directors until May 31, 2002, will continue to receive salary at the rate of $33,333 per month through December 31, 2000 and at the rate of $1,000 per month from January 1, 2001 through May 31, 2002 and was paid his full 1999 bonus of $350,000. In addition, notwithstanding the termination of his employment on May 31, 2002, options to purchase shares of the Company's Common Stock previously granted to Mr. Elenbaas will continue to vest in accordance with the terms of the grant and may be exercised during the ten-year period from the date of grant, except that all options held by Mr. Elenbaas will terminate in the event he works for or provides assistance to any business that competes with the Company.

STOCK OPTIONS

          The following table contains information covering options to purchase shares of the Company's Common Stock granted to the Named Executives in 1999 pursuant to the Company's 1998 Stock Option Plan.

OPTION GRANTS IN LAST FISCAL YEAR

                                        NUMBER OF
                                        SHARES OF
                                         COMMON       PERCENT OF
                                         STOCK           TOTAL
                                       UNDERLYING       OPTIONS
                                         OPTIONS      GRANTED TO    EXERCISE                                GRANT DATE
                                         GRANTED     EMPLOYEES IN     PRICE            EXPIRATION          PRESENT VALUE
NAME                                     (#)(1)          1999        ($/SH)               DATE                ($)(2)
----                                     ------          ----        ------               ----                ------
John W. Brown..................          50,000          3.4         48.5625          April 19, 2009         1,167,500
Ronald A. Elenbaas.............          50,000          3.4         48.5625          April 19, 2009         1,167,500
Stephen Si Johnson.............          30,000          2.0         48.5625          April 19, 2009           700,500
William T. Laube...............          25,000          1.7         48.5625          April 19, 2009           583,750
Edward B. Lipes................          50,000          3.4         48.5625          April 19, 2009         1,167,500
David J. Simpson...............          50,000          3.4         48.5625          April 19, 2009         1,167,500

(1) Such options were granted at 100% of fair market value on the date of grant and become exercisable as to 20% of the shares covered thereby on each of the first five anniversary dates of the date of grant.

(2) The Grant Date Present Value has been calculated using the Black-Scholes option pricing model and assumes a risk-free rate of return of 6.46%, an option term of ten years, a dividend yield of approximately 0.29% and a stock volatility of 38%. No adjustment was made for nontransferability or forfeitures. Such assumptions are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy. Such information, which is presented in accordance with the requirements of the Securities and Exchange Commission, is not necessarily indicative of the actual value that such options will have to the Named Executives, which will be dependent upon market prices for the Common Stock.

         The following table sets forth information with respect to option exercises during 1999 by the Named Executives and as to the unexercised options held by them at December 31, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                            NUMBER OF SHARES
                                                                               UNDERLYING          VALUE OF UNEXERCISED
                                                                         UNEXERCISED OPTIONS AT   IN-THE-MONEY OPTIONS AT
                                                                           FISCAL YEAR-END(#)      FISCAL YEAR-END($)(1)
                                        SHARES
                                       ACQUIRED           VALUE
                                      ON EXERCISE        REALIZED            EXERCISABLE/               EXERCISABLE/
NAME                                      (#)             ($)(1)             UNEXERCISABLE             UNEXERCISABLE
----                                      ---             ------             -------------             -------------
John W. Brown......................         ---                ---          232,000/218,000         11,674,800/7,501,625
Ronald A. Elenbaas.................         ---                ---           48,000/122,000          2,123,000/3,789,125
Stephen Si Johnson.................      40,000          1,709,700           63,000/ 67,000          3,304,888/2,102,875
William T. Laube...................         ---                ---          112,000/ 80,000          5,812,560/2,645,313
Edward B. Lipes....................         ---                ---          108,000/122,000          5,492,700/3,789,125
David J. Simpson...................      12,000            661,410          120,000/122,000          6,121,560/3,789,125

(1) Calculated by determining the difference between the exercise price and the closing price of the Company's Common Stock as reported by The New York Stock Exchange-Composite Transactions for the exercise date or December 31, 1999, as the case may be.

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

         There are three basic elements in the Company's executive compensation program -- base salary, bonus and stock options. The Compensation Committee, which reviews executive compensation on an annual basis and is responsible for determinations regarding base salary and bonuses, formally met in January 1999 and held informal discussions on several occasions during 1999. The members of the Compensation Committee, each of whom is an independent outside director, are Ms. Stryker (Chairman), Mr. Cox and Mr. Parfet. Stock option awards are made by the Stock Option Committee, the members of which are Ms. Stryker (Chairman) and Mr. Lillard.

         The salaries of the Company's executive officers for 1999 were determined at the meeting of the Compensation Committee held in January 1999. Prior to such meeting, the members of the Committee were provided with broad-based survey reports on executive compensation prepared by the Health Industry Management Association and The Conference Board that provided compensation information for companies in the health care industry and U.S. corporations generally. While information concerning the compensation of most of the companies included in the Standard & Poor's Health Care (Medical Products and Supplies) 500 Index (see "Performance Graph," below) was included in at least one of such reports, the particular reports were selected for the general information contained therein. The Chief Executive Officer reviewed the overall performance of each of the other executive officers during the year with the Committee at its January 1999 meeting. Based on a subjective evaluation of such performance and the Company's overall performance during the prior year and, in the case of division officers, that of the respective divisions, as well as general consideration of the information contained in the survey reports reviewed, the base salaries of the Company's executive officers, including Mr. Brown, were established by the Committee.

         A substantial portion of annual compensation of each of the Named Executives consists of the bonus element. In determining the amount of the bonus to be paid to each Named Executive, the Compensation Committee initially reviews the results of mathematical computations in which actual performance of the Company, in the case of Mr. Brown (the Chief Executive Officer) and Mr. Simpson (the Chief Financial Officer), whose responsibilities are at the corporate level, and of the operations for which such person had direct management responsibility, in the case of the other Named Executives, is compared to goals and objectives established at the beginning of the year and a percentage so determined is applied to the dollar bonus potential established for each person at the beginning of the year. The bonus potential is established in the same general manner as salaries, with the view that, if the full potential is attained, the Named Executive's total cash compensation should be in the upper end of the range for companies of a comparable size. The primary elements in such calculation for the Named Executives in 1999 were earnings growth and cash flow. The final determination of the actual bonuses paid included a subjective evaluation of individual performance in light of the competitive environment in the operations for which they have responsibility and other challenges faced by such persons and achievements by them during the year. Pursuant to the agreement entered into at the time of his resignation as an officer of the Company, the bonus paid to Mr. Elenbaas for 1999 equaled his full potential.

         The Company has had stock option plans in effect since it became a publicly-held company in 1979. The purpose of these plans has been to provide executive officers and other employees with a personal and financial interest in the success of the Company through stock ownership, thereby aligning the long-range interests of such persons with those of stockholders by providing them with the opportunity to build a meaningful stake in the Company. Historically, stock options have had significant value to optionees, reflecting the appreciation in the market value of the Common Stock. The determination with respect to the number of options to be granted to any particular executive officer is subjective in nature and no specific performance measures or factors are applied. The number and status of options previously granted to an individual are not accorded significant weight in the determination. Current option grants are intended to encourage performance that will result in continued appreciation. Outstanding option grants, all of which have a ten-year term, become exercisable as to 20% on the first anniversary of the date of grant and as to an additional 20% on each successive anniversary. Accordingly, to realize the full value thereof, an executive officer must remain in the Company's employ for five years from the date of grant. Management of the Company believes that the stock option plans have been helpful in attracting and retaining skilled executive personnel.

         Section 162(m) of the Internal Revenue Code limits the deductibility by a publicly-held corporation of compensation paid in a taxable year to the Chief Executive Officer and any other Named Executive to $1 million. Qualified performance-based compensation will not be subject to the deduction limit if certain conditions are met. The 1998 Stock Option Plan limits the number of options that may be granted to any employee or director in any calendar year to 500,000, thereby ensuring that gain recognized on the exercise of options will be treated as performance-based compensation. It is the Committee's intent that executive compensation generally be deductible. However, the Committee will authorize compensation that is not entirely deductible when doing so is consistent with its other compensation objectives and overall compensation philosophy.

Compensation Committee
  Ronda E. Stryker, Chairman
  Howard E. Cox, Jr.
  William U. Parfet

Stock Option Committee
  Ronda E. Stryker, Chairman
  John S. Lillard

PERFORMANCE GRAPH

         Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of the Company, the Standard & Poor's MidCap 400 Index and the Standard & Poor's Health Care (Medical Products and Supplies) 500 Index. The graph assumes $100 invested on December 31, 1994 in the Company's Common Stock and each of the indices.




                               1994         1995         1996         1997         1998         1999
                               ----         ----         ----         ----         ----         ----
Stryker Corporation         $   100.00   $   143.10   $   163.41   $   204.35   $   302.72   $   383.50
S&P MidCap 400 Index        $   100.00   $   130.94   $   156.08   $   206.43   $   245.87   $   282.06
S&P Health Care 500 Index   $   100.00   $   169.01   $   193.98   $   241.84   $   348.58   $   322.87



                      AMENDMENT OF THE RESTATED ARTICLES TO
                      INCREASE THE AUTHORIZED COMMON STOCK

         The Board of Directors has recommended that action be taken by the stockholders to amend Article III of the Restated Articles to increase the authorized shares of Common Stock, $.10 par value, which the Company shall have authority to issue from 150,000,000 to 500,000,000 shares.

         The increase in the number of authorized shares of Common Stock is believed by the Board of Directors to be desirable in order to provide flexibility of action in the future and to enable the Company to act promptly in connection with stock splits, stock dividends, acquisitions, financings and such other corporate matters involving the issuance of Common Stock as the Board of Directors may deem advisable. Although it is advantageous to have the additional shares available, there are no present plans for their use.

         The additional shares of Common Stock, together with the currently authorized but unissued shares which are not reserved for issuance upon exercise of options granted under the Company's Stock Option Plans, may be issued at such times, to such persons and for such consideration as the Board of Directors may determine to be in the Company's best interest without (except as otherwise required by law or applicable stock exchange rule) further authority from the stockholders. The additional shares of Common Stock would have the same voting, dividend and other rights as the presently authorized Common Stock. Stockholders presently have no preemptive rights and would have none in respect of the proposed additional shares of Common Stock.

         Adoption of the proposed amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR the proposed amendment.

                                  MISCELLANEOUS

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Ernst & Young LLP, independent accountants, to audit the accounts of the Company and its subsidiaries for the year 2000. Ernst & Young LLP has acted in this capacity for many years. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

OTHER ACTION

         The management has at this time no knowledge of any matters to be brought before the meeting other than those referred to above. If any additional matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matters.

EXPENSES OF SOLICITATION

         The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of the stock held of record by such person.


                                         By Order of the Board of Directors

                                         David J. Simpson,
                                         Secretary


March 17, 2000

P R O X Y


                              STRYKER CORPORATION
                 P.O. BOX 4085, KALAMAZOO, MICHIGAN 49003-4085
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 19, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STRYKER
CORPORATION

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 17, 2000, hereby appoints John S. Lillard and Ronda E. Stryker, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated below, all shares of Common Stock of Stryker Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 19, 2000 and at all adjournments thereof, as set forth on the reverse side hereof.

     ELECTION OF DIRECTORS, NOMINEES:                                 COMMENTS: (change of address)
     John W. Brown, Howard E. Cox, Jr., Donald M.                ________________________________________
     Engelman, Ph. D., Jerome H. Grossman, M.D.,                 ________________________________________
     John S. Lillard, William U. Parfet, Ronda E. Stryker.       ________________________________________
                                                                 ________________________________________
                                                                 (If you have written in the above space,
                                                                 please mark the corresponding box on the
                                                                 reverse side of this card.)

You are encouraged to specify your choice by marking the appropriate box ON THE REVERSE
SIDE.  If you do not mark any boxes, your proxy will be voted in accordance with the
recommendations of the Board of Directors.  The Proxies cannot vote your shares unless      -------------
you sign and return this card.                                                               SEE REVERSE
                                                                                                SIDE
                                                                                            -------------

                           /\ FOLD AND DETACH HERE /\

[X]  Please mark your                                                  |
     votes as in the                                                   |    5869
     example.                                                          |____

     EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM 1, FOR ITEM 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS REFERRED TO IN ITEM 3.

---------------------------------------------------------------------------------------------------------------------------
                               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES:
---------------------------------------------------------------------------------------------------------------------------
                    FOR       WITHHELD
1. Election of                            Withhold authority               2. Amendment of the Company's Restated Articles
   directors        [  ]        [ ]       to vote for all                     of Incorporation, as amended, to increase the
   (see reverse).                         nominees.                           authorized Common Stock to 500,000,000
                                                                              shares.
FOR all nominees (except those whose names
are listed below):                                                              FOR       AGAINST      ABSTAIN
                                                                                [ ]         [ ]          [ ]

------------------------------------------
                                                                           3. In their discretion, the Proxies are
                                                                              authorized to vote in accordance with their
                                                                              own judgment upon such other matters as may
                                                                              properly come before the meeting.


                                                                                              Change of Address/
                                                                                              Comments on Reverse Side  [ ]
---------------------------------------------------------------------------------------------------------------------------

                                                                           (Please mark, date and sign as your name appears
                                                                           hereon and return in the enclosed, postage paid
                                                                           envelope. If acting as executor, administrator,
                                                                           trustee, guardian, etc., you should so indicate
                                                                           when signing. If the signer is a corporation,
                                                                           please sign the full corporate name, by duly
                                                                           authorized officer. If shares are held jointly,
                                                                           each stockholder named should sign.)


                                                                           ------------------------------------------------

                                                                                                                       2000
                                                                           ------------------------------------------------
                                                                           SIGNATURE(S)                        DATE

                           /\ FOLD AND DETACH HERE /\

                 [Letterhead Whitman Breed Abbott & Morgan LLP]



                               February 24, 2000



Securities and Exchange Commission
Washington, D.C. 20549

     Re: Stryker Corporation -- Preliminary Proxy Statement
         (File Number 0-9165)

Dear Sirs:

     Enclosed for filing is preliminary copy of the proxy statement and proxy card for the 2000 Annual Meeting. Please direct any communications regarding the filing to me. My telephone number is 212-351-3207 and the fax number is 212-351-3131.


                                    Very truly yours,

                                    /s/ John H. Denne

                                    John H. Denne

Enclosure